Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated February 24, 2017, relating to the balance sheets of Modern Media Acquisition Corp. as of March 31, 2016 and 2015, and the related statements of operations, changes in member’s equity and cash flows for the year ended March 31, 2016 and for the period from June 9, 2014 (inception) to March 31, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
March 23, 2017